UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Metrologic Instruments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of (1) a form of letter to the Company’s customers and distributors informing them of the proposed merger and (2) a posting on the Company’s website and intranet of a Q&A for the Company’s customers and employees regarding the proposed merger.

[DRAFT CUSTOMER/DISTRIBUTOR LETTER]

September [    ], 2006

To All Customers:

On September 12, 2006, we announced that Metrologic Instruments, Inc. has agreed to be acquired by a group of investors led by Francisco Partners, one of the world’s largest technology-focused private equity funds. After the completion of the transaction, I will continue to own approximately 15% of Metrologic. We think that this acquisition will have a tremendous impact on the future growth, development and longevity of Metrologic and will strengthen our ability to meet the expectations of our partners, employees and you, our customers.

It is indeed our intention to continue operating under our focused business strategy and we expect that our current management team will continue in place after the closing. As customers of Metrologic, you will continue to receive the same quality services and superior products which you have come to expect from us. Let me assure you that we will remain dedicated and focused on fostering our relationships with each of you through this transition.

We are excited about the opportunity to partner with Francisco Partners and are confident that this relationship will enable Metrologic to remain a leading global manufacturer of sophisticated imaging and scanning solutions.

We encourage you to contact                          if you should have any questions regarding our operations during this time.

Sincerely,

C. Harry Knowles
Founder, Chairman and Interim Chief Executive Officer

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger, Metrologic will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL

CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Metrologic at the SEC website http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Metrologic by directing such request to Metrologic, Investor Relations Department at Investor.Relations@metrologic.com.

Metrologic and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Metrologic’s participants in the solicitation, which may be different than those of Metrologic shareholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.

The following information concerns the proposed sale of Metrologic Instruments, Inc.

Summary

On Tuesday, September 12, 2006, Metrologic Instruments, Inc. (Nasdaq: MTLG - News) announced it had entered into a definitive agreement that provides for the merger of Metrologic into a company owned by a group of private investors.

The investors are:

•	Francisco Partners, one of the world’s largest technology-focused private equity funds

•	C. Harry Knowles, Founder, chairman of the board and interim CEO of Metrologic

•	Elliott Associates, L.P. and Elliott International, L.P., leading multi-strategy hedge funds under common management

Under the terms of the agreement, Metrologic shareholders will receive $18.50 in cash for each share of Metrologic common stock.

The transaction is expected to be completed in the fourth quarter of 2006, subject to receipt of Metrologic shareholder approval and regulatory approvals. Until then, Metrologic remains a publicly traded company.

Once the deal is finalized, Metrologic will become a privately owned company and cease to be traded on NASDAQ and will no longer be subject to SEC reporting requirements. Metrologic has been a publicly traded company since 1994.

While this is a big step for Metrologic, many things will not change. Metrologic plans to maintain its headquarters in Blackwood, NJ and to continue its sales and manufacturing activities out of its current locations. Metrologic does not anticipate any changes to the operations of the business.

On Wednesday, September 13, 2006, Metrologic filed the merger agreement with the Securities and Exchange Commission (SEC). In the coming weeks, Metrologic will also file a proxy statement with the SEC containing further details concerning the merger and its background.

Janet and Harry Knowles (and their affiliates) and Elliott Associates, L.P. and Elliott International, L.P. (and their affiliates), who control approximately 41.5% and 7.5% of the outstanding common stock, respectively, have agreed to vote their shares in favor of the agreement.

Harry Knowles is expected to own approximately 15% of the company after the merger.

The Board of Directors believes this transaction is in the best interest of the company’s shareholders, customers, partners and employees. As a privately held company, we believe that we will be able to devote our entire focus to the long-term success of the company and not be impacted by the day-to-day demands facing public companies. Metrologic will have greater operational flexibility than it has as a public company.

Metrologic’s Board of Directors, and a special committee of the board made up of independent directors, have each approved the merger agreement and the merger.

The following section has additional information regarding the sale of Metrologic.

How does the sale of Metrologic affect its customers?

A:	The proposed merger is not expected to effect Metrologic’s relationships with its customers. It is expected that Metrologic will be able to continually carry through on the promise expressed in its brand message, “Metrologic, we really work for you.”

We believe that the support and experience of our new investors can enable us to improve our service and responsiveness to our customers.

How does the sale affect Metrologic’s overall business strategy?

A:	Metrologic does not anticipate any changes to the operations of the business.

Metrologic intends to continue executing its previously outlined strategies to become the leading manufacturer and developer of bar code scanners.

More than a decade since its initial public offering, Metrologic continues to experience record growth. In the last seven years, Metrologic has doubled its share of the $1.75 billion annual global market for bar code scanning devices from 4.4% to 8.8%.

How does the sale affect Metrologic employees?

A:	Everyday, Metrologic employees make significant contributions to the company’s continued success. As a result, Metrologic does not anticipate any changes to business operations.

We expect that the current Metrologic management team will continue in place after the closing. There are no organizational changes currently planned as a result of the merger. Metrologic,

Mr. Knowles and the investors are committed to providing the company’s employees with long-term growth opportunities.

All employees who own vested Metrologic stock options can exercise those options and sell their shares in connection with Metrologic’s Insider Trading policy.

All options issued under the 1994 plan vest immediately in connection with the merger. Holders of options under the 1994 plan with an exercise price that is less than $18.50 per share will be given the opportunity to exchange those options for an amount of cash equal to the difference between $18.50 and the exercise price, less applicable taxes.

All options issued under the 2004 Plan will be cancelled. In exchange for the cancelled options, holders of options under the 2004 Plan with an exercise price of less than $18.50 per share shall receive, for each share subject to the option, the difference between the exercise price and $18.50, less applicable taxes, in the merger. Holders of options with an exercise price greater than or equal to $18.50 shall receive $1.00 per award.

Holders of shares previously issued under the Company’s employee stock purchase plan will be eligible to receive $18.50 per share in the merger. No further deductions will be made from your paycheck and previous contributions made during the third quarter of 2006 will be refunded at the end of the September.

What is Metrologic’s current status?

A:	Metrologic remains a publicly traded company until the proposed merger receives the approval of Metrologic shareholders and other conditions are satisfied. Until the merger is completed, Mr. Knowles remains Metrologic’s board chairman and interim CEO.

Please tell me more about Francisco Partners.

A:	With approximately $5 billion of committed capital, Francisco Partners is one of the world’s largest technology-focused private equity funds.

The principals of Francisco Partners have a proven track record, having invested in more than 50 technology companies.

Please tell me more about Elliott Associates and Elliott International.

A:	Elliott Associates, L.P. and its sister fund, Elliott International, L.P. (together, “Elliott”) have more than $6.6 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management.

Who will own Metrologic when the merger is completed?

A:	Metrologic will be a wholly owned subsidiary of a company that will be owned by Francisco Partners, Harry Knowles and Elliott. Harry Knowles is expected to own approximately 15% of the company after consummation of the merger.

Why is Metrologic interested in becoming a privately owned company?

A:	In the judgment of the board and the special committee of the board, the merger is in the best interests of the shareholders, employees and customers of Metrologic at this time. Becoming a privately owned company positions Metrologic to fully execute its strategic vision.

Francisco Partners and Elliott Associates have a proven track record of helping strategically positioned and financially secure technology companies, like Metrologic, build on their success.

What are the primary advantages of Metrologic becoming a privately owned company?

A:	Metrologic’s management team will be able to concentrate on running the business without having to also devote time and attention to fulfilling the obligations associated with being a public company.

As a privately owned company, Metrologic reserves the right to keep its financial and operational activities undisclosed. This extends to its development of new products and services. Since private companies are not required to publicly divulge their strategies and business objectives, they can keep vital information out of the hands of their competitors.

What is the position of Francisco Partners regarding the proposed deal?

A:	“We are excited about the opportunity to partner with Metrologic,” commented Dipanjan Deb, co-founder and managing partner of Francisco Partners.

“Metrologic is a leader in the automatic identification industry with a strong track record of growth, innovative engineering, leading manufacturing and a worldwide distribution network. The Company has also made significant investments in new product development efforts that we believe will fuel future growth in both of the company’s existing and new markets.”

What is the position of Elliott Associates regarding the proposed deal?

A:	“We are pleased to enable Metrologic to progress as an innovative leader in the automatic identification industry,” said Jesse Cohn of Elliott Associates. “As significant equity holders in Metrologic, we look forward to continuing our ownership alongside Francisco Partners, which has outstanding technology expertise, and Harry and his management team are one of the most capable in the industry.”

Important Additional Information Regarding the Merger will be filed with the SEC

In connection with the proposed merger, Metrologic will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Metrologic at the SEC website http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Metrologic by directing such request to Metrologic, Investor Relations Department at Investor.Relations@metrologic.com.

Metrologic and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Metrologic’s participants in the solicitation, which may be different than those of Metrologic shareholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.